Exhibit 10.1

June 27, 2014

Dear John:

I wanted to thank you personally for the hard work and effort you have put in to helping bring to closure the sale of assets under the Asset Purchase Agreement (“APA”) dated as of April 17, 2014, between Shenzhen O-Film Tech Co., Ltd., Taiwan O-Film Tech. Co., Ltd, (Shenzhen O-Film Tech Co., Ltd., Taiwan O-Film Tech. Co., Ltd, shall be referred to herein as “O-Film”), DigitalOptics Corporation (“DOC”), and Tessera Technologies, Inc. (“TTI”) (collectively the sale of assets under the APA and the ancillary agreements referred in the APA shall be referred to herein as “O-Film Sale”). I know this is not easy and the work is often long and arduous. Your efforts are very much appreciated.

There is, however, much work that still needs to be done. Therefore, as an incentive for you, I am very pleased to inform you that the Compensation Committee of the TTI Board of Directors has approved a special bonus program that will pay you a bonus of up to $500,000 (the “Closing Bonus”), payable as follows: (a) 25% of the Closing Bonus will be paid upon the earlier to occur of (1) receipt by DOC or TTI of at least $10,000,000 in non-refundable payments from O-Film; or (2) the date of the Closing (as defined in the APA); (b) 25% of the Closing Bonus will be paid upon the earlier to occur of (1) receipt by DOC or TTI of at least $25,000,000 in non-refundable payments from O-Film; or (2) the date of the Closing; and (c) 50% of the Closing Bonus will be paid upon the date of the Closing; provided, however, that in no circumstances will any payment be made after March 15, 2015. In the event one or more of the foregoing payment events or the Closing do not occur on or before March 15, 2015, the portion of the Closing Bonus payable to you in respect of such payment event(s) or the Closing will cease to be payable and this letter will terminate. The foregoing payments will be subject to applicable tax withholdings and deductions.

Except as specifically provided below, you must remain employed by DOC through the applicable payment date in order to be eligible for the payment of the portion of the Closing Bonus payable on such date. At all times during your employment with DOC between now and closing, you will continue your employment on the same terms and conditions as your current DOC employment, including the continuation of the payments made to you to offset expenses incurred by you related to living in California.

Notwithstanding the foregoing, if, prior to the Closing, you and the TTI Board of Directors can mutually agree upon a continuing role for you within TTI or one of its affiliates, the amount of the Closing Bonus will be reduced to $300,000 (and any remaining payments of the Closing Bonus will be reduced accordingly to reflect such reduction) and you will continue your employment with TTI or an affiliate of TTI on substantially the same terms and conditions as your current DOC employment, including your participation in the Company’s MBO plan on the same terms and conditions as Mr. Andersen and me (with respect to the corporate financial objectives); provided, however, that if your employment is terminated by the Company without Cause (as defined in your Severance Agreement dated February 7, 2013 (“Severance Agreement”)) prior to the payment of your MBO bonus for 2014, you will receive a 2014 MBO bonus payment of at least $200,000, which amount shall be payable in a lump sum within ten (10) days following your termination of employment, but in no event later than March 15, 2015. If we can mutually agree upon a continuing role for you within TTI or one of its affiliates, you and I will discuss whether (in light of the new role) there should be any adjustment to your base salary, continuation of the payments made to you to offset expenses incurred by you related to living in California and equity compensation.

If your employment with DOC is terminated without Cause prior to the Closing, you will continue to be eligible to receive the Closing Bonus pursuant to the terms set forth above. If you voluntarily terminate your employment with DOC, or your employment is terminated for Cause prior to any of the foregoing payment dates, you will not be entitled to receive any remaining payments of the Closing Bonus or the 2014 MBO bonus.

Concurrently with your execution of this letter agreement, you and the Company are entering into an amendment to the Severance Agreement in the form attached hereto as Exhibit A.

To the extent required by Section 409A, any payments payable under this letter agreement upon your termination of employment shall not commence until you have a “separation from service” (a “Separation from Service”) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Each payment under this letter agreement is hereby designated as a series of “separate payments” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the payments under this letter agreement are intended to satisfy one or more of the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this letter agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is six (6)-months following your Separation from Service, (d) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the letter agreement shall be paid as otherwise provided herein.

This letter does not affect your employment relationship with TTI and its subsidiaries; that is, employment with TTI and its subsidiaries remains at-will unless otherwise expressly agreed in a separate written contract and the terms and conditions contained in the Severance Agreement remain in full force and effect and are not modified by the terms contained in this letter.

Please note that the TTI Board of Directors previously determined that the prerequisites to payment of the Success Fee and the Performance Bonus under the letter dated September 4, 2013 between you and DOC (“Success Fee Letter”) were not met and therefore no Success Fee or Performance Bonus (as such terms were defined in the Success Fee Letter) became due or payable to you. By signing in the space provided below, you specifically acknowledge and agree to the terms contained herein and agree that you have no further rights to any payments pursuant to the Success Fee Letter.

This letter will be governed by the laws of the State of California, excluding any that mandate the use of another jurisdiction’s laws. This letter may only be amended with the written consent of you and an executive officer of TTI. The payment obligation under this letter will at all times constitute a general unsecured obligation of TTI and DOC.

This letter supersedes any and all prior agreements, negotiations and discussions of the parties with respect to the matters expressly contained herein, and it contains the entire agreement of the parties with respect to those matters.

Sincerely,

/s/ Tom Lacey

Tom Lacey

Acknowledged and Agreed

/s/ John Thode
John Thode